Exhibit 99.10

For Immediate Release
December 28, 2015

SUNSHINE BIOPHARMA ACQUIRES ALL REMAINING WORLDWIDE PATENTS FOR ITS Adva-27a ANTICANCER COMPOUND

Montreal, Quebec, Canada -- (MARKETWIRE) -- Sunshine Biopharma Inc. (OTCQB: “SBFM”), a pharmaceutical company focused on the research, development and commercialization of drugs for the treatment of various forms of cancer, announced today that it has acquired all of the remaining rights, title and interest in and to all worldwide patents for the Company’s Adva-27a anticancer compound.  The Patent Purchase Agreement executed today provides Sunshine with direct ownership of all issued and pending Adva-27a related patents, which include all rights to this intellectual property worldwide.  Prior, Sunshine had ownership of only the U.S. patent.

The purchase price paid by Sunshine for these patent rights was $12,822,499, which will be paid pursuant to the terms of a secured promissory note, with quarterly payments of principal and interest due through December 2020.

About Adva-27a

Adva-27a is Sunshine Biopharma's lead anticancer compound, a Topoisomerase II inhibitor, small molecule that has recently been shown to be effective at killing Pancreatic Cancer cells, Multidrug Resistant Breast Cancer cells, Small-Cell Lung Cancer cells and Uterine Sarcoma cells (Published in ANTICANCER RESEARCH, Volume 32, Pages 4423-4432, October 2012).  Adva-27a is currently in the IND-Enabling stage of development. The original U.S. patent covering Adva-27a was issued on August 7, 2012 under U.S. patent number 8,236,935.  The Company is planning Phase I clinical trials of Adva-27a for Pancreatic Cancer and in parallel Multidrug Resistant Breast Cancer to be conducted at McGill University's Jewish General Hospital in Montreal (Canada).

Safe Harbor Forward-Looking Statements

To the extent that statements in this press release are not strictly historical, including statements as to revenue projections, business strategy, outlook, objectives, future milestones, plans, intentions, goals, future financial conditions, future collaboration agreements, the success of the Company's development, events conditioned on stockholder or other approval, or otherwise as to future events, such statements are forward-looking, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained in this release are subject to certain risks and uncertainties that could cause actual results to differ materially from the statements made.

For Additional Information:
Sunshine Biopharma Inc.
Camille Sebaaly, CFO
Tel.: 514-814-0464
camille.sebaaly@sunshinebiopharma.com